EXHIBIT 5.1

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2 Weizmann Street         Azrieli Center (Triangle Tower)
Tel Aviv 64239, Israel    Tel Aviv 67023, Israel
Tel +972 (3) 608-9999     Tel +972 (3) 608-1800           info@goldfarb.com
Fax +972 (3) 608-9909     Fax +972 (3) 608-1802           www.goldfarb.com

                                                                    July 3, 2008

Metalink Ltd.
Yakum Business Park
YAKUM 60972, ISRAEL
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                     Re: REGISTRATION STATEMENT ON FORM F-3

Ladies and Gentlemen:

We refer to the Registration Statement on Form F-3 (the "Registration Statement") to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), by Metalink Ltd., an Israeli corporation (the "Company"), relating to the sale, from time to time, by the Company of up to $25 million aggregate amount of:

     a. ordinary shares, par value NIS 0.10 per share, of the Company (the "Ordinary Shares");

     b. debt securities, which may be convertible ("Convertible Debt Securities"), senior ("Senior Debt Securities") or subordinated ("Subordinated Debt Securities" and, collectively with the Convertible Debt Securities and the Senior Debt Securities, the "Debt Securities");

     c. purchase contracts for the purchase or sale of the Securities (as defined below) at a future date or dates (the "Purchase Contracts");

     d. units comprised of one or more of the Ordinary Shares, Debt Securities, Purchase Contracts, Warrants (as defined below) and Capital Notes (as defined below) in any combination (the "Units");

     e. warrants to purchase Ordinary Shares, Debt Securities, Purchase Contracts or Capital Notes (the "Warrants"); and

     f. equity equivalent capital notes (the "Capital Notes" and together with the Ordinary Shares, Debt Securities, Purchase Contracts, Units and Warrants, the "Securities").

     The Debt Securities will be issued either under a separate loan agreement to be entered into between the Company and the lenders or a debt securities agent or under an indenture to be entered into between the Company (the "Indenture") and a trustee named in the applicable prospectus supplement (the "Indenture Trustee"). The Purchase Contracts will be issued pursuant to a purchase contract agreement (the "Purchase Contract Agreement") between the Company and a purchase contract agent (the "Purchase Contract Agent"). The Units will be issued under a unit agreement (the "Unit Agreement") between the Company and a unit agent (the "Unit Agent"). The Warrants will be issued under a warrant agreement (the "Warrant Agreement") between the Company and a warrant agent (the "Warrant Agent").


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     In connection herewith, we have examined and relied without investigation as to matters of fact upon the Registration Statement and the exhibits thereto, and such certificates, statements and results of inquiries of public officials and officers and representatives of the Company and originals or copies, certified or otherwise identified to our satisfaction, of such other documents, corporate records, certificates and instruments as we have deemed necessary or appropriate to enable us to render the opinions expressed herein. We have assumed the genuineness of all signatures on all documents examined by us, the legal competence and capacity of natural persons, the authenticity of documents submitted to us as originals, and the conformity with authentic original documents of all documents submitted to us as copies.

     We also have assumed that: (1) at the time of execution, authentication, issuance and delivery of the Debt Securities, the Indenture will be the valid and legally binding obligation of the Indenture Trustee, enforceable against such party in accordance with its terms; (2) at the time of execution, issuance and delivery of the Purchase Contracts, the Purchase Contract Agreement will be the valid and legally binding obligation of the Purchase Contract Agent, enforceable against such party in accordance with its terms; (3) at the time of the execution, issuance and delivery of the Units, the related Unit Agreement will be the valid and legally binding obligation of the Unit Agent, enforceable against such party in accordance with its terms; and (4) at the time of execution, issuance and delivery of any Warrants, the related Warrant Agreement will be the valid and legally binding obligation of the Warrant Agent, enforceable against such party in accordance with its terms.

     We have assumed further that: (1) at the time of execution, authentication, issuance and delivery of the Debt Securities, the Indenture will have been duly authorized, executed and delivered by the Company and the Indenture Trustee; (2) at the time of execution, issuance and delivery of the Purchase Contracts, the Purchase Contract Agreement will have been duly authorized, executed and delivered by the Company and the Purchase Contract Agent; (3) at the time of execution, issuance and delivery of the Units, the Unit Agreement will have been duly authorized, executed and delivered by the Company and the Unit Agent; (4) at the time of execution, issuance and delivery of any Warrants, the related Warrant Agreement will have been duly authorized, executed and delivered by the Company and the Warrant Agent; (5) at the time of the issuance and sale of any of the Securities, the terms of the Securities, and their issuance and sale, will have been established so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company; and (6) at or prior to the time of the delivery of any Security, the consideration for such Security has been received.

     Based upon the foregoing, in reliance thereon and subject to the assumptions, comments, qualifications, limitations and exceptions stated herein and the effectiveness of the Registration Statement under the Act, we are of the opinion that:

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     1. The Company is a corporation duly incorporated and validly existing under the laws of the State of Israel.

     2. With respect to the Ordinary Shares, assuming the taking of all necessary corporate action to authorize and approve the issuance of any Ordinary Shares, the terms of the offering thereof and related matters, upon payment of the consideration therefor provided for in the applicable definitive purchase, underwriting or similar agreement approved by the board of directors and otherwise in accordance with the provisions of the applicable convertible Securities, if any, such Ordinary Shares will be validly issued, fully paid and non-assessable.

     3. With respect to the Debt Securities, assuming the (a) taking of all necessary corporate action to authorize and approve the issuance and terms of any Debt Securities, the terms of the offering thereof and related matters and
(b) due execution, authentication, issuance and delivery of such Debt Securities, upon payment of the consideration therefor provided for in the applicable definitive purchase, underwriting or similar agreement approved by the board of directors and otherwise in accordance with the provisions of the applicable indenture, such Debt Securities will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms.

     4. With respect to the Purchase Contracts, assuming the (a) taking of all necessary corporate action to authorize and approve the issuance and terms of any Purchase Contracts, the terms of the offering thereof and related matters and (b) due execution, authentication, issuance and delivery of such Purchase Contracts, upon payment of the consideration therefor provided for in the applicable definitive purchase, underwriting or similar agreement approved by the board of directors and otherwise in accordance with the provisions of the applicable Purchase Contract Agreement, such Purchase Contracts will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms.

     5. With respect to the Units, assuming the (a) taking of all necessary corporate action to authorize and approve the issuance and the terms of the Units, the related Unit Agreement and any Securities which are components of the Units, the terms of the offering thereof and related matters and (b) due execution, countersignature (where applicable), authentication, issuance and delivery of the Units and the Securities that are components of such Units in each case upon the payment of the consideration therefor provided for in the applicable definitive purchase, underwriting or similar agreement approved by the board of directors and otherwise in accordance with the provisions of the applicable (i) Indenture, in the case of Debt Securities, (ii) Purchase Contract Agreement, in the case of Purchase Contracts, (iii) Warrant Agreement, in the case of Warrants, and (iv) Capital Notes, in case of Capital Notes, such Units will be validly issued and will entitle the holders thereof to the rights specified in the Unit Agreements.

     6. With respect to the Warrants, assuming the (a) taking of all necessary corporate action to authorize and approve the issuance and terms of any Warrants, the terms of the offering thereof and related matters and (b) due execution, authentication, issuance and delivery of such Warrants, upon payment of the consideration therefor provided for in the applicable definitive purchase, underwriting or similar agreement approved by the board of directors and otherwise in accordance with the provisions of the applicable Warrant Agreement, such Warrants will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms.


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     7. With respect to the Capital Notes, assuming the (a) taking of all necessary corporate action to authorize and approve the issuance and terms of any Capital Notes, the terms of the offering thereof and related matters and (b) due execution, authentication, issuance and delivery of such Capital Notes, upon payment of the consideration therefor provided for in the applicable definitive purchase, underwriting or similar agreement approved by the board of directors and otherwise in accordance with the provisions of the applicable Capital Note, such Capital Notes will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms.

     In addition to the assumptions, comments, qualifications, limitations and exceptions set forth above, the opinions set forth herein are further limited by, subject to and based upon the following assumptions, comments, qualifications, limitations and exceptions:

     (a) We are members of the Israel Bar and we express no opinion as to any matter relating to the laws of any jurisdiction other than the laws of Israel. The opinions set forth herein are made as of the date hereof and are based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any changes in any of these sources of law or subsequent legal or factual developments which might affect any matters or the opinion set forth herein.

     (b) You have informed us that you intend to issue the Securities from time to time on a delayed or continuous basis, and this opinion is limited to the laws, including the rules and regulations, as in effect on the date hereof. We understand that prior to issuing any Securities you will afford us an opportunity to review the corporate approval documents and operative documents pursuant to which such Securities are to be issued and will file such supplement or amendment to this opinion (if any) as we may reasonably consider necessary or appropriate.

     We hereby consent to the filing of this opinion as part of the Registration Statement and the references to this firm in the sections of the Registration Statement entitled "Legal Matters" and "Enforcement of Civil Liabilities." This consent is not to be construed as an admission that we are a party whose consent is required to be filed as part of the Registration Statement under the provisions of the Act.


                           Very truly yours,

                           /s/ Goldfarb, Levy, Eran, Meiri, Tzafrir & CO.
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